UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Monroe Capital Asset-Backed Finance Company, LP
(Exact name of registrant as specified in its charter)

Delaware	41-3394824
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

155 North Wacker Drive, 35th Floor Chicago, IL	60606
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

None	None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☐

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☒

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates (if applicable): None

Securities to be registered pursuant to Section 12(g) of the Act:

Interests in Monroe Capital Asset-Backed Finance Company, LP - Series II	Class WF Shares
Class MF Shares

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are Class WF Shares (the “Class WF Shares”) and Class MF Shares (the “Class MF Shares”) of Monroe Capital Asset-Backed Finance Company, LP - Series II (“Series II”), a registered series of Monroe Capital Asset-Backed Finance Company, LP (the “Registrant” or the “Partnership”).

There is currently no market for the Class WF Shares or Class MF Shares, and the Partnership does not expect that a market for the Class WF Shares or Class MF Shares will develop in the future. The Partnership does not intend for the Class WF Shares or Class MF Shares to be listed on any national securities exchange.

Under the terms of the Partnership’s Second Amended and Restated Limited Partnership Agreement (as further amended and/or restated from time to time, the “LP Agreement”), holders of the Class WF Shares or Class MF Shares (individually, as applicable, Class WF or Class MF Shareholders”) except as required by law, the liability of Class WF or Class MF Shareholders in such capacity shall be limited to the amount of such Class WF or Class MF Shareholder’s total investments and pro rata share of any undistributed profits. Except as may otherwise be provided in the LP Agreement or in any class designation and except as required by law, after the payment of all subscription proceeds for the shares of Series II purchased by Class WF or Class MF Shareholders, no Class WF or Class MF Shareholders shall have any further obligations to the Partnership or the Series II, be subject to any additional assessment or contribute any additional capital, or to loan any funds, with respect to the Series II (except for the return of distributions under certain circumstances as required by Sections 17-218(b)(9) of the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time), unless otherwise agreed by the Partnership and/or the Series II and the individual Class WF or Class MF Shareholders. No Class WF or Class MF Shareholders shall have any personal liability on account of any obligations and liabilities of, including any amounts payable by, the Series II under or pursuant to, or otherwise in connection with, the LP Agreement or the conduct of the Partnership’s business solely by reason of being Class WF or Class MF Shareholders of the Series II.

Class WF Shares and Class MF Shares have equal rights and privileges with other share classes of Series II. Class WF Shares and Class MF Shares shall be subject to such sales loads, servicing fees, distribution fees, dealer manager fees, commissions, other fees, and minimum investment requirements, as may be determined by the Board of Directors of the Partnership from time to time in its sole discretion and set forth in the applicable class designation setting forth the terms of such class.

Class WF and Class MF Shareholders are not entitled to vote on any matters relating to the Partnership, including the election of directors, and are not entitled to nominate, remove or participate in the appointment of directors of the Partnership or the appointment or removal of the general partner of the Partnership.

For a further description of the Class WF Shares and Class MF Shares being registered hereby, reference is made to certain information in Item 11 entitled “Description of Registrant’s Securities to be Registered” in the Post-Effective Amendment No. 2 to the Partnership’s Registration Statement on Form 10 (as amended or supplemented, the “Form 10”), filed with the Securities and Exchange Commission (the “SEC”) on September 23, 2026, which is incorporated by reference herein, as such description may be updated from time to time in the Partnership’s subsequent filings with the SEC. For risks related to investments in all shares of Series II, please reference Item 1A, “Risk Factors,” in the Form 10, filed with the SEC, and as such factors may be updated from time to time in the Partnership’s periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov.

Class WF Shares and Class MF Shares are being offered to clients of certain intermediaries (individually, as applicable, “Class WF and Class MF Investors”) designated in the Partnership’s sole discretion. The Partnership reserves the right to change the designation, in its sole discretion, from time to time, of an investor as an eligible Class WF and Class MF Investor.

Item 2.	Exhibits.

Exhibit Number	Description of Documents

3.1*	Second Amended and Restated Limited Partnership Agreement

* filed herewith

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Monroe Capital Asset-Backed Finance Company, LP

By:	/s/ Kyle Asher
	Name:	Kyle Asher
	Title:	President

Date: September 28, 2026